Exhibit 4.1

[EXECUTION COPY]

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”), dated as of April 3, 2006, is entered into among Owens & Minor Distribution, Inc. and Owens & Minor Medical, Inc. (the “Borrowers”), Owens & Minor, Inc. (the “Parent”), certain subsidiaries of the Parent party hereto (together with the Parent, the “Guarantors”), the banks identified on the signature pages hereto as Existing Banks (the “Existing Banks”), the banks identified on the signature pages hereto as New Banks (the “New Banks”, and together with the Existing Banks, the “Banks”) and Bank of America, N.A., as Administrative Agent. Terms used but not otherwise defined herein shall have the meanings provided in the Credit Agreement described below.

W I T N E S S E T H

WHEREAS, the Borrowers, the Parent, the other Guarantors, the Existing Banks party thereto, and the Administrative Agent entered into that certain Amended and Restated Credit Agreement dated as of May 4, 2004 (the “Existing Credit Agreement”);

WHEREAS, the Borrowers have requested, and the Banks have agreed, to amend the Existing Credit Agreement as provided herein;

WHEREAS, immediately prior to the First Amendment Effective Date, each Existing Bank shall assign to the Administrative Agent its respective Revolving Commitment and Revolving Obligations under the Existing Credit Agreement, and immediately following the First Amendment Effective Date, the Revolving Commitments and outstanding Revolving Obligations shall be reallocated by the Administrative Agent to the Existing Banks and to the New Banks as shall be necessary in order to give effect to the reallocations of the Revolving Commitments and Revolving Obligations effected by the amendment to Schedule 2.1 to the Existing Credit Agreement pursuant to Subpart 2.11 hereof; and

WHEREAS, the Borrowers, the Parent, the other Guarantors, the Existing Banks and the New Banks have agreed that the New Banks shall become parties to the Existing Credit Agreement (as amended hereby).

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

PART 1

DEFINITIONS

SUBPART 1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

“Amended Credit Agreement” means the Existing Credit Agreement as amended hereby.

“First Amendment Effective Date” is defined in Subpart 3.1.

SUBPART 1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Credit Agreement.

PART 2

AMENDMENTS TO EXISTING CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the First Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part 2.

SUBPART 2.1 The pricing grid set forth in the definition of “Applicable Percentage” set forth in Section 1.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

Pricing Level	Consolidated Total Leverage Ratio	Eurodollar Margin	Base Rate Margin	Commitment Fee
I	>2.50:1.0	1.250%	0.250%	0.200%
II	>2.00:1.0 but < 2.50:1.0	1.000%	0.000%	0.175%
III	>1.50:1.0 but < 2.00:1.0	0.750%	0.000%	0.150%
IV	>1.00:1.0 but < 1.50:1.0	0.625%	0.000%	0.125%
VI	< 1.00:1.0	0.500%	0.000%	0.100%

SUBPART 2.2 The definition of “Consolidated EBITDA” set forth in Section 1.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Consolidated EBITDA” means, for any period, in each case for the members of the Consolidated Group on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense, (ii) taxes, (iii) depreciation and amortization, and (iv) other non-recurring expenses and charges which do not represent a cash item in such period or any future period, plus (b) to the extent deducted in calculating Consolidated Net Income, expenses related to the transactions contemplated in connection with the refinancing of the Senior Subordinated Notes (including, without limitation, any charges resulting from the acceleration of deferred financing expenses and/or prepayment premiums relating to the Indebtedness being refinanced plus (c) to the extent deducted in calculating Consolidated Net Income, expenses in connection with the issuance of stock options as compensation to employees and/or management of any member of the Consolidated Group minus (d) to the extent included in calculating Consolidated Net Income, all non-recurring, non-cash items increasing net income for such period.

SUBPART 2.3 The definition of “Termination Date” set forth in Section 1.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

“Termination Date” means the earlier of (i) May 3, 2011 or (ii) the date on which the Commitments terminate in accordance with the provisions of this Credit Agreement.

SUBPART 2.4 The definitions of “Borrowing Base” and “Borrowing Base Certificate” set forth in Section 1.1 of the Credit Agreement are hereby deleted in their entirety.

SUBPART 2.5 Amendments to Section 2.1. Section 2.1 of the Existing Credit Agreement is hereby amended in its entirety to read:

(a) Revolving Commitments. During the Commitment Period, subject to the terms and conditions hereof, each Bank severally agrees to make revolving credit loans (the “Revolving Loans”) in Dollars to the Borrowers for the purposes hereinafter set forth; provided, however, that (i) with regard to the Banks collectively, the aggregate principal amount of Revolving Obligations outstanding shall not at any time exceed TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000) (as such aggregate maximum amount may be reduced from time to time as hereinafter provided, the “Aggregate Revolving Committed Amount”) and (ii) with regard to each Bank individually, each Bank’s Revolving Commitment Percentage of Revolving Obligations outstanding shall not at any time exceed such Bank’s Revolving Committed Amount. Revolving Loans may consist of Base Rate Loans or Eurodollar Loans (or a combination thereof), as the Borrower Representative may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(b) Swingline Commitment. During the Commitment Period, subject to the terms and conditions hereof, the Swingline Bank, in its individual capacity, agrees to make certain revolving credit loans (the “Swingline Loans”) in Dollars to the Borrowers for the purposes hereinafter set forth; provided, however, (i) the aggregate principal amount of Swingline Loans outstanding shall not at any time exceed FIFTY MILLION DOLLARS ($50,000,000) (the “Swingline Committed Amount”), (ii) with regard to the Banks collectively, the aggregate principal amount of Revolving Obligations outstanding shall not at any time exceed the Aggregate Revolving Committed Amount and (iii) with regard to each Bank individually, each Bank’s Revolving Commitment Percentage of Revolving Obligations outstanding shall not at any time exceed the such Bank’s Revolving Committed Amount. Swingline Loans hereunder may consist of Base Rate

Loans or Fed Funds Swingline Loans (or a combination thereof), as the Borrower Representative may request, and may be repaid and reborrowed in accordance with the provisions hereof.

(c) Letter of Credit Commitment. During the Commitment Period, in reliance on the agreements of the Banks set forth in Section 2.6 and subject to the terms and conditions hereof and of the LOC Documents, if any, and such other terms and conditions which the Issuing Bank may reasonably require, the Issuing Bank shall issue, and the Banks shall participate severally in, such Letters of Credit in Dollars on a sight basis as the Borrower Representative may request, in form acceptable to the Issuing Bank, for the purposes hereinafter set forth; provided that (i) the aggregate amount of LOC Obligations shall not at any time exceed THIRTY MILLION DOLLARS ($30,000,000) (the “LOC Committed Amount”), (ii) with regard to the Banks collectively, the aggregate principal amount of Revolving Obligations outstanding shall not at any time exceed the Aggregate Revolving Committed Amount and (iii) with regard to each Bank individually, each Bank’s Revolving Commitment Percentage of Revolving Obligations outstanding shall not at any time exceed such Bank’s Revolving Committed Amount. Letters of Credit issued hereunder shall have an expiry date not more than one year from the date of issuance or extension, and may not extend beyond the date five (5) Business Days prior to the Termination Date. All Existing Letters of Credit shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

SUBPART 2.6 Amendment to Section 3.4(b). Subsection (b) of Section 3.4 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(b) Mandatory Prepayments. If at any time (i) the aggregate principal amount of Revolving Obligations shall exceed the Aggregate Revolving Committed Amount, (ii) the aggregate principal amount of Swingline Loans shall exceed the Swingline Committed Amount, or (iii) the aggregate principal amount of LOC Obligations shall exceed the LOC Committed Amount, then in any such instance the Borrowers shall immediately make payment on the Loans and/or to a cash collateral account in respect of LOC Obligations in an amount sufficient to eliminate the difference.

SUBPART 2.7 Amendment to Section 4.2. Section 4.2 of the Existing Credit Agreement is hereby amended by adding the following new clauses (e), (f) and (g) after clause (d) to read as follows:

(e) any change in the corporate existence or structure of any Borrower;

(f) any claims or set-off rights that the Guarantor may have against any Borrower or any Lender; and

(g) any law or regulation of any jurisdiction or any event affecting any term of a guaranteed obligation.

SUBPART 2.8 Amendment to Section 7.1(c). Subsection (c) of Section 7.1 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(c) [Intentionally Omitted].

SUBPART 2.9 Amendment to Section 7.10(a). Subsection (a) of Section 7.10 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

(a) [Intentionally Omitted].

SUBPART 2.10 Amendment to Section 8.1. Section 8.1 of the Existing Credit Agreement is hereby amended in the following respects (i) Subsections (c), (d) and (h) of Section 8.1 of the Existing Credit Agreement are hereby amended in their entireties to read as follows and (ii) a new subclause (k) shall be inserted immediately following subclause (j) which shall read as follows:

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(c) Indebtedness (including purchase money Indebtedness and obligations under Capital Leases) incurred to finance the purchase or lease of fixed assets provided that (i) the total of all such Indebtedness shall not exceed an aggregate principal amount of $15,000,000 at any one time outstanding; (ii) such Indebtedness when incurred shall not exceed the purchase price of the asset financed; and (iii) no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing; and

(d) (i) Indebtedness evidenced by the Senior Subordinated Notes (and renewals, refinancings (including pursuant to the issuance of senior unsecured Indebtedness and one or more successive renewals, refinancings or extensions thereof to the extent permitted by clause (k) below) or extensions thereof on terms and conditions no less favorable to the members of the Consolidated Group than such existing Indebtedness (taking into account reasonable market conditions existing at such time) and in a principal amount not in excess of that outstanding as of the date of such renewal, refinancing or extension) and (ii) other Subordinated Debt acceptable to the Required Banks in their sole discretion.

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(h) other unsecured Funded Debt of the members of the Consolidated Group which does not exceed $25,000,000 in the aggregate at any time outstanding;

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(k) additional senior unsecured Indebtedness which does not exceed $250,000,000 to the extent that the proceeds of such Indebtedness is promptly used to repay not less than 95% of the then outstanding amount of Indebtedness under the Senior Subordinated Notes or under any renewal, refinancing or extension of such additional senior unsecured Indebtedness.

SUBPART 2.11 Amendment to Section 8.4. Subclause (VIII) of Subsection (b) of Section 8.4 of the Existing Credit Agreement is hereby amended in its entirety to read as follows:

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(VIII) in the case of the Acquisition of Domestic Property and Acquisitions of Capital Stock of a Domestic Person, unless the Borrower Representative has delivered to the Administrative Agent a Pro Forma Compliance Certificate demonstrating that the Consolidated Senior Leverage Ratio on a Pro Forma Basis after giving effect to any such Acquisition is less than 2.50:1.0, the Total Consideration paid in connection with any such Acquisition (or series of related Acquisitions) shall not exceed $35,000,000.

SUBPART 2.12 Replacement of Schedule 2.1. Schedule 2.1 of the Existing Credit Agreement is hereby deleted in its entirety and a new schedule in the form of Schedule 2.1 attached hereto is substituted therefor.

PART 3

CONDITIONS TO EFFECTIVENESS

SUBPART 3.1 First Amendment Effective Date. This Amendment shall be and become effective as of the date hereof (the “First Amendment Effective Date”) when all of the conditions set forth in this Part 3 shall have been satisfied, and thereafter this Amendment shall be known, and may be referred to, as the “Amendment”.

SUBPART 3.2 Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of each of the Borrowers, the Parent, the other Guarantors, the Existing Banks, the New Banks and the Administrative Agent.

SUBPART 3.3 Corporate Documents. The Administrative Agent shall have received each of the following:

(i) Resolutions. Copies of resolutions of the board of directors (or an authorized executive or pricing committee, if applicable) of the Borrowers, the Parent and the other Guarantors approving and adopting this Amendment and the transactions contemplated therein and authorizing execution and delivery thereof, certified by a secretary or assistant secretary of each such Person to be true and correct and in force and effect as of the First Amendment Effective Date.

(ii) Good Standing. Copies of certificates of good standing, existence or its equivalent with respect to the Borrowers, the Parent and the other Guarantors certified as of a recent date by the appropriate governmental authorities of the state or other jurisdiction of incorporation and each other jurisdiction in which the failure to so qualify and be in good standing could reasonably be expect to have a Material Adverse Effect.

(iii) Incumbency. An incumbency certificate of each of the Borrowers, the Parent and the other Guarantors certified by a secretary or assistant secretary to be true and correct as of the Closing Date.

SUBPART 3.4 Opinions of Counsel. The Administrative Agent shall have received, in each case dated as of the First Amendment Effective Date:

(i) a legal opinion of in-house counsel for the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent; and

(ii) a legal opinion of outside counsel for the Credit Parties, in form and substance reasonably satisfactory to the Administrative Agent.

SUBPART 3.5 Officer’s Certificates. The Administrative Agent shall have received a certificate or certificates executed by a Responsible Officer of the Borrowers’ Representative as of the First Amendment Effective Date, in form and substance satisfactory to the Administrative Agent, stating that, prior to and immediately after giving effect to the initial Loans made and any Letters of Credit issued on the First Amendment Effective Date, (i) no Default or Event of Default exists and (ii) all representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects.

SUBPART 3.6 Fees and Expenses. The Administrative Agent and the Banks shall have received from the Borrowers (i) the aggregate amount of fees and expenses payable in connection with the consummation of the transactions contemplated hereby and (ii) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment (including without limitation, Moore & Van Allen PLLC, special counsel to the Administrative Agent, shall have received from the Borrowers its reasonable fees and expenses incurred in connection with the preparation, execution and delivery of this Amendment).

PART 4

ASSIGNMENTS AND ASSUMPTIONS AND

BANK JOINDER

Each Existing Bank hereby sells and assigns, without recourse, to the New Banks, and each New Bank hereby purchases and assumes, without recourse, from each such Existing Bank, effective as of the First Amendment Effective Date, such interests in such Existing Bank’s rights and obligations under the Existing Credit Agreement (including, without limitation, the Revolving Commitments of such Existing Bank on the First Amendment Effective Date and the Revolving Obligations owing to such Existing Bank that are outstanding on the First Amendment Effective Date) as shall be necessary in order to give effect to the reallocations of the Revolving Commitments and Revolving Obligations effected by the amendment to Schedule 2.1 to the Existing Credit Agreement pursuant to Subpart 2.10 hereof. From and after the First Amendment Effective Date (i) each of the New Banks shall be a party to and be bound by the provisions of the Credit Agreement, as amended hereby, and, to the extent of the interests assigned hereby, have the rights and obligations of a Bank thereunder and under the other Credit Documents and (ii) each Existing Bank shall, to the extent of the interests assigned hereby, relinquish its rights (other than indemnification rights pursuant to the Section 11.5 of the Credit Agreement) and be released from its obligations under the Existing Credit Agreement. Each Existing Bank (i) represents and warrants that it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any other instrument or document furnished pursuant thereto; and (iii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Credit Party or the performance or observance by any Credit Party of any of its obligations under the Credit Documents or any other instrument or document furnished pursuant thereto. Each New Bank (i) confirms that it has received a copy of the Existing Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Amendment; (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, as amended hereby; (iii) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, as amended hereby, as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations that by the terms of the Credit Agreement, as amended hereby, are required to be performed by it as a Bank; and (v) that is not a United States person shall have provided all forms required under Section 3.11 of the Existing Credit Agreement.

PART 5

MISCELLANEOUS

SUBPART 5.1 Representations and Warranties. The Borrower hereby represents and warrants to the Administrative Agent and the Banks that, after giving effect to this Amendment, (a) no Default or Event of Default exists under the Credit Agreement and (b) the representations and warranties set forth in Section 6 of the Existing Credit Agreement are, subject to the limitations set forth therein, true and correct in all material respects as of the date hereof (except for those which expressly relate to an earlier date, in which case, they are true and correct in all material respects as of such earlier date).

SUBPART 5.2 Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

SUBPART 5.3 Instrument Pursuant to Existing Credit Agreement. This Amendment is executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.

SUBPART 5.4 References in Other Credit Documents. At such time as this Amendment shall become effective pursuant to the terms of Subpart 3.1, all references to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment.

SUBPART 5.5 Counterparts/Telecopy. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of the Amendment by telecopy shall be effective as an original and shall constitute a representation that an original shall be delivered.

SUBPART 5.6 Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE COMMONWEALTH OF VIRGINIA.

SUBPART 5.7 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SUBPART 5.8 General. Except as amended hereby, the Existing Credit Agreement and all other credit documents shall continue in full force and effect.

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